Filed Pursuant to Rule 433 Registration No. 333-132911
Subject to Completion Preliminary Term Sheet dated April 1, 2008

Units
Bear Market STrategic Accelerated Redemption Securities℠ (the "Notes")
Linked to the PHLX Housing Sector℠ Index
Due November , 2009
$10 principal amount per unit
Term Sheet No.

Merrill Lynch & Co., Inc.

Expected Pricing Date*	April	, 2008
Settlement Date*	May	, 2008
Maturity Date*	November	, 2009
CUSIP No.		

Bear Market STrategic Accelerated Redemption Securities℠

- The Notes will be called at an amount equal to the $10 principal amount per unit plus the Call Premium of between 12.0% to 16.0% per annum if the closing level of the PHLX Housing Sector℠ Index on any observation date is less than or equal to 100% of its starting value
- A maturity of approximately 18 months
- 1-to-1 downside loss if the level of the PHLX Housing Sector℠ Index increases in excess of a Threshold Level if the Notes are not called prior to maturity
- No periodic interest payments
- Application made to list on AMEX under the symbol "HDJ"

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

Merrill Lynch

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” and “Additional Risk Factor” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement STR-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.15	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.85	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.10 per unit, respectively.

“STrategic Accelerated Redemption Securities” is a service mark of Merrill Lynch & Co., Inc.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in April or May 2008, the settlement date may occur in April or May, 2008, the maturity date may occur in October or November 2009 and the observation dates may be adjusted accordingly. Any reference in this term sheet to the month in which the settlement date, maturity date or observation dates will occur is subject to change as specified above.

“PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized sublicensee.

Merrill Lynch & Co.

April    , 2008

Summary

The Bear Market STrategic Accelerated Redemption Securities Linked to the PHLX Housing SectorSM Index due November     , 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) that provide for an automatic call of the Notes if the closing level of the PHLX Housing SectorSM Index (the “Index”) on any Observation Date is less than or equal to the Starting Value of the Index, as determined on the Pricing Date. If the Notes are called on any Observation Date, you will receive an amount per unit (the “Call Amount”) equal to the $10 original public offering price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the original public offering price per unit and will be based on the percentage increase in the level of the Index from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forego interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the original public offering price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date.

Terms of the Notes	Determining Payment for the Notes

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations assuming:

1)	a hypothetical Starting Value of 134.53, the closing level of the Index on March 19, 2008;

2)	a hypothetical Threshold Level of 161.44 or 120% of the hypothetical Starting Value;

3)	a hypothetical Call Level of 134.53 or 100% of the hypothetical Starting Value;

4)	a term of the Notes from March 26, 2008 to September 26, 2009, a term expected to be approximately equal to that of the Notes;

5)	a Call Premium of 14.00%, of the $10.00 Original Public Offering Price per unit per annum, the midpoint of the range of 12.00% and 16.00%; and

6)	Observation Dates occurring on September 26, 2008, March 27, 2009 and September 21, 2009.

The Notes are Called on one of the Observation Dates

The Notes have not been previously called and the closing value of the Index on the relevant Observation Date is less than or equal to the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on September 26, 2008, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $0.7000 = $10.7000 per Note.

Example 2

If the call is related to the Observation Date that falls on March 27, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $1.4000 = $11.4000 per Note.

Example 3

If the call is related to the Observation Date that falls on September 21, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $2.1000 = $12.1000 per Note.

The Notes are not Called on any of the Observation Dates

Example 4

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the last Observation Date is not greater than 161.44, the hypothetical Threshold Level. The amount received at maturity per Note will therefore be $10.00

Example 5

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the last Observation Date is greater than 161.44, the Threshold Level. The amount received at maturity will be less, and possibly significantly less, than the original $10.00 public offering price per Note.

If the Ending Value is 174.89, or 130.00% of the Starting Value, the payment at maturity will be:

$10 + [$10 x [(161.44 – 174.89) / 134.53] x 100%] = $9.0000 per Note

Summary of the Hypothetical Examples

Notes are Called on an Observation Date	Observation Date on September 26, 2008	Observation Date on March 27, 2009	Observation Date on September 21, 2009
Starting Value	134.53	134.53	134.53

Call Level	134.53	134.53	134.53

Hypothetical closing value of the Index on the Observation Date	129.15	131.84	131.84

Return of the Index (excluding any dividends)	-4.00%	-2.00%	-2.00%

Return of the Notes	7.00%	14.00%	21.00%

Call Amount per Unit	$10.7000	$11.4000	$12.1000

Notes are Not Called on any Observation Date	Ending Value does not exceed the Threshold Level	Ending Value exceeds the Threshold Level
Starting Value	134.53	134.53

Hypothetical Ending Value	147.98	174.89

Threshold Level	161.44	161.44

Is the hypothetical Ending Value greater than the Threshold Level?	No	Yes

Return of the Index (excluding any dividends)	10.00%	30.00%

Return of the Notes	0.00%	-10.00%

Redemption Amount per Unit	$10.0000	$9.0000

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	You will not receive a return on your Notes if the Notes are not called prior to maturity. In such event, your investment also may result in a loss.

▪	Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return is limited to the Call Premium.

▪	Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	The Index publisher may adjust the Index or any Index Component in a way that affects its level, and these respective publishers have no obligation to consider your interests.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Purchases and sales by us and our affiliates may affect your return on the Notes.

▪	Potential conflicts of interest could arise.

▪	Tax consequences are uncertain.

Additional Risk Factor

The stocks included in the Index are concentrated in one industry

All of the stocks included in the Index are issued by companies in the residential housing industry. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the Underlying Stocks, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the housing industry.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will depreciate from the Starting Value to its closing level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index from its Starting Value to the date on which the Notes are called.

▪

You are willing to accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Public Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the level of the Index increases above the Threshold Level from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that there is no assurance that the Notes will be listed on AMEX and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

The Notes may not be appropriate investments for you if:

▪	You want to hold your Notes for the full term.

▪	You anticipate that the level of the Index will appreciate from the Starting Value to the Ending Value.

▪	You anticipate that the level of the Index will not be less than or equal to the Starting Value on any Observation Date.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends paid on the stocks included in the Index.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

The PHLX Housing Sector Index

The Index is designed to measure the performance of twenty companies whose primary lines of business are directly associated with the United States housing construction market. The Index composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index (index symbol “HGX”) is published by PHLX. The initial value of the Index, which was set at 250 on January 2, 2002, was retroactively adjusted to 125 on February 1, 2006. Options commenced trading on the Index on July 17, 2002. The Index is a modified capitalization-weighted index, which is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of stocks included in the Index, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% for the top five or more for an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting. The total capitalization of the portfolio remains the same.

The companies included in the Index, their trading symbols and their respective weights as of March 31, 2008 are as follows:

Company Name	Trading Symbol	Weights
Beazer Homes USA, Inc.	BZH	1.24%
Champion Enterprises, Inc.	CHB	5.99%
Centex Corp.	CTX	3.32%
DR Horton, Inc.	DHI	6.00%
Hovnanian Enterprises, Inc.	HOV	3.35%
KB Home	KBH	3.33%
Lennar Corp.	LEN	3.83%
Masco Corp.	MAS	8.18%
MDC Holdings, Inc.	MDC	6.00%
Meritage Homes Corporation	MTH	0.56%
Pulte Homes	PHM	4.48%
PMI Group, Inc.	PMI	1.05%
Radian Group, Inc.	RDN	0.72%
Ryland Group, Inc.	RYL	3.27%
Standard Pacific Corp.	SPF	1.10%
Temple Inland, Inc.	TIN	2.68%
Toll Brothers, Inc.	TOL	8.44%
Trane Inc.	TT	11.08%
Vulcan Materials Company	VMC	7.55%
Weyerhaeuser Company	WY	17.83%

We have provided a brief description of each of the companies included in the Index and their corresponding historical price information in Annex A of this term sheet.

The following graph sets forth the historical performance of the Index in the period from January 2003 through February 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On March 19, 2008, the closing level of the Index was 134.53.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a cash-settled financial contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as cash-settled financial contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement STR-2) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale, Exchange or Redemption of the Notes. Assuming that the Notes are properly characterized and treated as cash-settled financial contracts linked to the level of the Index, upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or redemption and such U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale, exchange or redemption.

Possible Future Tax Law Changes. On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar (but not identical) to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness and whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-2.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated November 6, 2007:

     http://www.sec.gov/Archives/edgar/data/65100/000119312507236240/d424b2.htm

▪	Index supplement I-1 dated June 6, 2007:

     http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

▪	MTN prospectus supplement, dated March 31, 2006:

     http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

     http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

     http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the stocks underlying the PHLX Housing Sector Index as well as the split-adjusted month-end closing market prices in U.S. dollars for each Underlying Stock in each month from January 2003 through February 2008 (or from the first month-end for which that data is available). The historical prices of the stocks underlying the PHLX Housing Sector Index are not indicative of the future performance of the Underlying Stocks. The following information, with respect to the business of each company issuing a stock underlying the PHLX Index, has been derived from publicly available documents published by that company. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s web site at http://www.sec.gov.

BEAZER HOMES USA, INC.

Beazer Homes USA, Inc. designs, builds and sells primarily single-family homes in various locations within the United States. Beazer also originates mortgages on behalf of its customers through its subsidiaries Beazer Mortgage Corporation or Beazer Mortgage, and provides title insurance services to its customers in many of its markets.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	19.18	January	31.08	January	49.50	January	72.84	January	43.51	January	8.72
February	19.45	February	35.63	February	57.31	February	63.45	February	39.46	February	7.10
March	19.60	March	35.30	March	49.86	March	65.70	March	29.03
April	23.42	April	32.82	April	45.60	April	57.63	April	33.38
May	28.27	May	33.59	May	53.46	May	49.75	May	35.77
June	27.83	June	33.44	June	57.15	June	45.87	June	24.67
July	25.72	July	31.13	July	65.44	July	41.69	July	13.99
August	27.71	August	32.55	August	62.44	August	40.30	August	10.57
September	28.13	September	35.63	September	58.67	September	39.04	September	8.25
October	33.17	October	36.59	October	57.95	October	43.34	October	11.23
November	35.57	November	41.33	November	69.97	November	45.66	November	8.49
December	32.55	December	48.74	December	72.84	December	47.01	December	7.43

CENTEX CORPORATION

Centex Corporation operates, through its subsidiary companies, in two principal business segments: home building and financial services, with a focus on residential construction and related activities, including mortgage financing.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	23.58	January	47.76	January	61.31	January	71.39	January	53.69	January	27.78
February	24.64	February	53.40	February	63.59	February	67.61	February	46.36	February	22.19
March	24.23	March	54.06	March	57.27	March	61.99	March	41.78
April	29.42	April	47.95	April	57.72	April	55.60	April	44.77
May	34.60	May	48.49	May	65.48	May	47.69	May	48.36
June	34.67	June	45.75	June	70.67	June	50.30	June	40.10
July	32.73	July	42.42	July	73.98	July	47.31	July	37.31
August	34.02	August	45.77	August	67.75	August	50.95	August	28.91
September	35.12	September	50.46	September	64.58	September	52.62	September	26.57
October	43.97	October	51.94	October	64.35	October	52.30	October	25.06
November	49.34	November	52.47	November	71.85	November	55.34	November	20.86
December	48.55	December	59.58	December	71.49	December	56.27	December	25.26

CHAMPION ENTERPRISES, INC.

Champion Enterprises, Inc. and its subsidiaries primarily produces manufactured and modular homes through its family of homebuilders, as well as modular commercial buildings for government and commercial applications. Champion operates 33 manufacturing facilities in North America and the United Kingdom.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	2.95	January	6.68	January	10.79	January	13.71	January	8.21	January	9.77
February	2.06	February	10.65	February	10.35	February	15.52	February	7.93	February	8.88
March	1.84	March	10.60	March	9.40	March	14.96	March	8.80
April	2.42	April	10.89	April	9.44	April	15.26	April	10.28
May	3.55	May	9.35	May	9.73	May	11.90	May	11.37
June	5.18	June	9.18	June	9.94	June	11.04	June	9.83
July	6.49	July	9.73	July	12.06	July	6.63	July	11.72
August	7.25	August	9.63	August	13.33	August	6.82	August	11.55
September	6.35	September	10.29	September	14.78	September	6.90	September	10.98
October	7.10	October	10.89	October	13.88	October	9.26	October	11.86
November	7.22	November	11.48	November	14.47	November	9.35	November	9.02
December	7.00	December	11.82	December	13.62	December	9.36	December	9.42

D.R. HORTON, INC.

D.R. Horton, Inc. constructs and sells primarily single-family detached homes through its operating divisions in 27 States and 83 metropolitan markets in the United States.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	9.55	January	21.08	January	29.84	January	37.32	January	29.06	January	17.25
February	9.16	February	23.84	February	32.82	February	34.11	February	25.37	February	14.03
March	9.60	March	26.57	March	29.24	March	33.22	March	22.00
April	11.85	April	21.60	April	30.50	April	30.02	April	22.18
May	13.15	May	21.68	May	34.57	May	26.36	May	23.37
June	14.05	June	21.30	June	37.61	June	23.82	June	19.93
July	14.08	July	20.72	July	41.08	July	21.43	July	16.32
August	15.56	August	23.21	August	36.92	August	21.93	August	15.11
September	16.35	September	24.83	September	36.22	September	23.95	September	12.81
October	19.90	October	22.50	October	30.69	October	23.43	October	12.69
November	21.85	November	26.41	November	35.44	November	26.64	November	11.97
December	21.63	December	30.23	December	35.73	December	26.49	December	13.17

HOVNANIAN ENTERPRISES, INC.

Hovnanian Enterprises, Inc. designs, constructs, markets and sells single-family detached homes, attached townhomes and condominiums, mid-rise and high-rise condominiums, urban infill and active adult homes in planned residential developments. Hovnanian currently offers homes for sale in 431 communities in 47 markets in 19 states throughout the United States.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	14.57	January	36.89	January	52.24	January	48.42	January	33.29	January	9.89
February	16.42	February	40.35	February	55.00	February	46.11	February	31.10	February	9.11
March	17.28	March	43.15	March	51.00	March	43.93	March	25.16
April	19.90	April	35.97	April	50.77	April	39.77	April	23.99
May	28.98	May	35.30	May	62.10	May	31.83	May	25.26
June	29.48	June	34.71	June	65.20	June	30.08	June	16.53
July	24.68	July	31.03	July	70.68	July	27.39	July	13.24
August	30.84	August	34.42	August	60.15	August	26.49	August	11.87
September	32.19	September	40.10	September	51.20	September	29.34	September	11.09
October	40.64	October	37.54	October	44.99	October	30.85	October	11.37
November	46.13	November	40.27	November	49.84	November	35.51	November	7.56
December	43.53	December	49.52	December	49.64	December	33.90	December	7.17

KB HOME

KB Home is a homebuilder with domestic operations across the United States. KB Home also provides financial services including mortgage banking and title insurance to its domestic homebuyers. Mortgage banking services are provided through Countrywide KB Home Loans, a joint venture operated by Countrywide Financial Corporation that offers a variety of loan programs to serve the needs of KB Home’s homebuyers.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	22.36	January	33.77	January	54.33	January	76.20	January	54.22	January	27.50
February	23.45	February	36.18	February	62.40	February	67.03	February	49.60	February	23.93
March	22.73	March	40.40	March	58.73	March	64.98	March	42.67
April	24.64	April	34.47	April	57.00	April	61.57	April	44.11
May	31.25	May	32.94	May	67.54	May	51.20	May	45.89
June	30.99	June	34.32	June	76.23	June	45.85	June	39.37
July	28.31	July	32.03	July	81.91	July	42.52	July	31.81
August	28.61	August	34.39	August	74.16	August	42.76	August	30.34
September	29.83	September	42.25	September	73.20	September	43.80	September	25.06
October	34.25	October	41.13	October	65.35	October	44.94	October	27.64
November	34.44	November	43.95	November	69.77	November	51.69	November	20.89
December	36.26	December	52.20	December	72.66	December	51.28	December	21.60

LENNAR CORPORATION

Lennar Corporation is a homebuilder and is a provider of financial services. Lennar’s homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land. The financial services operations provide mortgage financing, title insurance and closing services for Lennar homebuyers and others.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	24.50	January	44.10	January	56.47	January	62.56	January	54.38	January	20.60
February	24.56	February	49.45	February	60.82	February	59.86	February	49.24	February	18.61
March	24.36	March	54.03	March	56.68	March	60.38	March	42.21
April	27.12	April	46.85	April	51.47	April	54.93	April	42.71
May	33.53	May	45.90	May	58.01	May	47.91	May	45.65
June	35.75	June	44.72	June	63.45	June	44.37	June	36.56
July	32.60	July	42.68	July	67.27	July	44.73	July	30.66
August	33.63	August	45.80	August	62.10	August	44.84	August	28.27
September	38.90	September	47.60	September	59.76	September	45.25	September	22.65
October	45.93	October	44.98	October	55.58	October	47.48	October	22.85
November	48.95	November	44.93	November	57.68	November	52.50	November	15.84
December	48.00	December	56.68	December	61.02	December	52.46	December	17.89

MASCO CORPORATION

Masco Corporation manufactures, sells and installs home improvement and building products, with emphasis on brand name products and services holding leadership positions in their markets. Masco operates primarily through five business segments: cabinets and related products; plumbing products; installation and other services; decorative architectural products; and other specialty products.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	18.19	January	26.66	January	36.80	January	29.65	January	31.99	January	22.93
February	18.38	February	28.04	February	33.72	February	31.19	February	29.85	February	18.69
March	18.62	March	30.44	March	34.67	March	32.49	March	27.40
April	21.07	April	28.01	April	31.49	April	31.90	April	27.21
May	24.60	May	28.95	May	32.02	May	31.02	May	30.21
June	23.85	June	31.18	June	31.76	June	29.64	June	28.47
July	24.37	July	30.24	July	33.91	July	26.73	July	27.21
August	24.79	August	32.13	August	30.68	August	27.41	August	26.02
September	24.48	September	34.53	September	30.68	September	27.42	September	23.17
October	27.50	October	34.26	October	28.50	October	27.65	October	24.08
November	27.20	November	35.27	November	29.77	November	28.69	November	22.40
December	27.41	December	36.53	December	30.19	December	29.87	December	21.61

M.D.C. HOLDINGS, INC.

M.D.C. Holdings, Inc.’s primary business is owning and managing subsidiary companies that sell and build homes in certain markets within the United States under the name Richmond American Homes. M.D.C.’s financial services segment consists of Home American Mortgage Corporation, which originates mortgage loans primarily for M.D.C.’s homebuyers, and American Home Insurance Agency, Inc., which offers third party insurance products to M.D.C.’s homebuyers.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	25.11	January	43.81	January	72.80	January	63.45	January	58.27	January	46.27
February	23.87	February	49.25	February	79.62	February	61.29	February	51.06	February	41.88
March	24.40	March	54.15	March	69.65	March	64.31	March	48.07
April	29.31	April	47.53	April	65.38	April	57.78	April	51.26
May	34.82	May	49.48	May	72.21	May	54.15	May	54.34
June	33.76	June	48.93	June	82.25	June	51.93	June	48.36
July	34.80	July	51.65	July	85.42	July	43.63	July	46.00
August	35.73	August	52.96	August	76.38	August	42.79	August	44.49
September	37.76	September	56.23	September	78.89	September	46.45	September	40.94
October	47.08	October	59.04	October	68.60	October	49.86	October	40.51
November	48.50	November	58.23	November	68.13	November	57.13	November	35.39
December	45.10	December	66.49	December	61.98	December	57.05	December	37.13

MERITAGE HOMES CORPORATION

Meritage Homes Corporation designs and builds single-family homes in the southern and western United States. Meritage offers a variety of homes, including first-time, move-up, active adult and luxury homes to their targeted customer base. Meritage has operations in 12 metropolitan areas in six states.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	16.45	January	32.45	January	64.65	January	60.50	January	44.45	January	16.05
February	15.80	February	37.04	February	73.23	February	58.53	February	38.75	February	15.14
March	16.77	March	37.13	March	58.92	March	54.96	March	32.12
April	19.08	April	33.93	April	63.29	April	65.58	April	34.81
May	23.59	May	34.10	May	72.72	May	53.59	May	34.69
June	24.63	June	34.40	June	79.50	June	47.25	June	26.75
July	22.19	July	30.95	July	92.95	July	38.77	July	19.50
August	22.48	August	33.41	August	78.29	August	40.95	August	18.12
September	23.63	September	39.30	September	76.66	September	41.61	September	14.12
October	29.55	October	44.35	October	62.27	October	45.78	October	16.09
November	31.58	November	46.80	November	66.47	November	48.56	November	13.67
December	33.16	December	56.35	December	62.92	December	47.72	December	14.57

THE PMI GROUP, INC.

The PMI Group, Inc. is an international provider of credit enhancement as well as other products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its subsidiaries and unconsolidated strategic investments, PMI offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	28.75	January	38.62	January	39.77	January	43.23	January	47.82	January	9.50
February	27.10	February	39.60	February	40.25	February	43.30	February	46.87	February	7.27
March	25.55	March	37.36	March	38.01	March	45.92	March	45.22
April	30.82	April	43.03	April	35.16	April	46.15	April	48.47
May	30.66	May	43.17	May	37.80	May	45.50	May	49.44
June	26.84	June	43.52	June	38.98	June	44.58	June	44.67
July	33.13	July	41.23	July	40.95	July	42.46	July	34.07
August	35.38	August	41.53	August	40.46	August	43.24	August	31.68
September	33.75	September	40.58	September	39.87	September	43.81	September	32.70
October	38.23	October	38.82	October	39.88	October	42.65	October	16.03
November	37.23	November	41.18	November	40.60	November	43.31	November	13.23
December	37.23	December	41.75	December	41.07	December	47.17	December	13.28

PULTE HOMES, INC.

Pulte Homes, Inc. is a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. Pulte’s core business, homebuilding, is engaged in the acquisition and development of land principally for residential purposes within the continental U.S. and Puerto Rico and the construction of housing on such land, targeted for the first-time, first and second move-up, and active adult buyers.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	12.50	January	21.57	January	33.04	January	39.90	January	34.34	January	16.34
February	12.71	February	26.38	February	39.01	February	38.41	February	29.56	February	13.54
March	12.54	March	27.80	March	36.82	March	38.42	March	26.46
April	14.50	April	24.59	April	35.73	April	37.35	April	26.90
May	16.40	May	26.38	May	38.23	May	32.47	May	27.29
June	15.42	June	26.02	June	42.13	June	28.79	June	22.45
July	15.28	July	27.32	July	46.81	July	28.50	July	19.34
August	16.64	August	29.48	August	43.10	August	29.67	August	16.64
September	17.00	September	30.69	September	42.92	September	31.86	September	13.61
October	21.63	October	27.44	October	37.79	October	30.99	October	14.84
November	23.89	November	27.63	November	41.63	November	33.74	November	10.22
December	23.41	December	31.90	December	39.36	December	33.12	December	10.54

RADIAN GROUP INC.

Radian Group Inc. is a global credit risk management company and a provider of credit enhancement to the global financial and capital markets, primarily through credit insurance products. Its subsidiaries provide products and services through three primary business lines: mortgage insurance, financial guaranty and other financial services.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	36.90	January	46.56	January	47.94	January	57.23	January	60.22	January	9.14
February	34.87	February	43.70	February	48.33	February	56.75	February	57.45	February	7.12
March	33.38	March	42.60	March	47.74	March	60.25	March	54.88
April	39.70	April	46.51	April	44.43	April	62.72	April	58.11
May	40.27	May	46.00	May	45.88	May	61.12	May	61.90
June	36.65	June	47.90	June	47.22	June	61.78	June	54.00
July	46.81	July	46.02	July	51.58	July	61.53	July	33.71
August	47.59	August	44.30	August	51.18	August	59.88	August	17.64
September	44.40	September	46.23	September	53.10	September	60.00	September	23.28
October	52.90	October	47.93	October	52.10	October	53.30	October	12.59
November	49.35	November	51.25	November	56.56	November	53.21	November	11.34
December	48.75	December	53.24	December	58.59	December	53.91	December	11.68

THE RYLAND GROUP INC.

The Ryland Group, Inc. a homebuilder and a mortgage-finance company. In addition, Ryland Mortgage Company provides mortgage financing and related services. Ryland consists of two operating business segments: homebuilding and financial services. Ryland’s operations span all significant aspects of the home buying process, from design, construction and sale to mortgage origination, title insurance, settlement, escrow and homeowners insurance brokerage services.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	19.82	January	38.13	January	64.87	January	72.36	January	56.18	January	33.71
February	20.65	February	42.86	February	69.55	February	69.75	February	48.17	February	28.29
March	21.60	March	44.42	March	62.02	March	69.40	March	42.19
April	27.12	April	39.48	April	61.40	April	63.11	April	44.30
May	32.55	May	39.80	May	68.50	May	49.21	May	46.20
June	34.70	June	39.10	June	75.87	June	43.57	June	37.37
July	32.45	July	38.71	July	80.80	July	40.85	July	33.25
August	33.58	August	44.08	August	72.36	August	42.67	August	28.64
September	36.56	September	46.33	September	68.42	September	43.21	September	21.43
October	44.45	October	47.70	October	67.30	October	45.93	October	28.43
November	46.08	November	50.68	November	71.54	November	52.75	November	23.00
December	44.32	December	57.54	December	72.13	December	54.62	December	27.55

STANDARD PACIFIC CORP.

Standard Pacific Corp. a geographically diversified builder of single-family attached and detached homes targeting a broad range of homebuyers. In addition Standard also provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures. Standard has operations in major metropolitan markets in seven states.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	12.63	January	23.35	January	33.27	January	38.90	January	27.44	January	3.81
February	12.89	February	26.16	February	40.00	February	32.85	February	25.53	February	4.11
March	12.76	March	30.00	March	36.10	March	33.62	March	20.87
April	15.13	April	25.22	April	35.81	April	31.71	April	20.85
May	17.19	May	25.48	May	40.06	May	30.07	May	21.32
June	16.58	June	24.65	June	43.98	June	25.70	June	17.53
July	17.00	July	23.21	July	47.70	July	22.33	July	14.81
August	17.77	August	25.24	August	43.93	August	23.93	August	10.03
September	18.95	September	28.19	September	41.51	September	23.50	September	5.49
October	23.93	October	28.08	October	38.58	October	24.23	October	4.80
November	24.97	November	28.01	November	37.69	November	25.66	November	3.46
December	24.28	December	32.07	December	36.80	December	26.79	December	3.35

TEMPLE-INLAND, INC.

Temple-Inland, Inc. is a holding company that, through its subsidiaries, manufactures corrugated packaging, through a vertically integrated corrugated packaging operation, and building products.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	12.69	January	17.34	January	18.68	January	27.55	January	29.33	January	18.75
February	12.31	February	19.13	February	23.55	February	25.06	February	35.12	February	13.73
March	10.98	March	18.60	March	21.31	March	26.17	March	35.09
April	13.30	April	18.14	April	19.82	April	27.28	April	34.80
May	13.70	May	19.18	May	20.98	May	25.26	May	37.00
June	12.60	June	20.34	June	21.82	June	25.18	June	36.14
July	13.62	July	20.04	July	23.37	July	24.99	July	34.14
August	14.62	August	20.05	August	22.61	August	26.15	August	32.35
September	14.26	September	19.72	September	23.99	September	23.55	September	30.91
October	15.87	October	17.36	October	21.63	October	23.17	October	31.52
November	16.60	November	17.50	November	24.59	November	22.97	November	27.00
December	18.41	December	20.09	December	26.34	December	27.04	December	20.85

TOLL BROTHERS, INC.

Toll Brothers, Inc. designs, builds, markets and arranges financing for single-family detached and attached homes in luxury residential communities. Toll is also involved, directly and through joint ventures, in building or converting existing rental apartment buildings into high-, mid- and low-rise luxury homes.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	10.06	January	19.56	January	39.04	January	34.00	January	33.83	January	23.28
February	9.69	February	21.95	February	44.03	February	32.36	February	29.86	February	21.21
March	9.65	March	22.72	March	39.43	March	34.63	March	27.38
April	11.63	April	19.79	April	37.90	April	32.15	April	29.78
May	14.52	May	20.46	May	46.30	May	28.26	May	29.33
June	14.16	June	21.16	June	50.78	June	25.57	June	24.98
July	13.25	July	19.87	July	55.42	July	25.57	July	21.93
August	14.86	August	22.20	August	48.05	August	26.42	August	21.36
September	15.21	September	23.17	September	44.67	September	28.08	September	19.99
October	18.42	October	23.18	October	36.91	October	28.91	October	22.91
November	20.71	November	25.69	November	34.40	November	32.20	November	20.67
December	19.88	December	34.31	December	34.64	December	32.23	December	20.06

TRANE, INC.

Trane is a leading global manufacturer of commercial and residential heating, ventilation and air conditioning equipment (“HVAC”) and provides market-leading systems and services that enhance the quality and comfort of the air in homes and buildings around the world. Trane offers customers a broad range of energy-efficient HVAC systems; dehumidifying and air cleaning products; service and parts support and advanced building controls.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	15.64	January	24.92	January	28.19	January	25.34	January	34.77	January	44.78
February	16.08	February	25.57	February	32.24	February	27.86	February	37.30	February	45.05
March	16.14	March	26.69	March	32.72	March	30.17	March	37.32
April	16.71	April	24.68	April	31.47	April	30.64	April	38.76
May	17.36	May	26.41	May	30.13	May	29.91	May	42.08
June	17.35	June	28.38	June	29.51	June	30.46	June	41.52
July	17.93	July	26.67	July	31.17	July	27.19	July	38.05
August	18.82	August	26.48	August	32.10	August	29.41	August	36.83
September	19.77	September	27.39	September	32.77	September	29.55	September	35.62
October	22.46	October	25.74	October	26.78	October	31.18	October	37.27
November	23.40	November	27.41	November	26.81	November	31.55	November	36.71
December	23.63	December	29.09	December	28.12	December	32.28	December	46.71

VULCAN MATERIALS COMPANY

Vulcan Materials Company and its subsidiaries are principally engaged in the production, distribution and sale of: construction aggregates, primarily crushed stone sand and gravel; asphalt and concrete; and cement. Vulcan Materials Company operates through three business segments, namely, (i) Aggregates, (ii) Asphalt Mix and Concrete, and (iii) Cement.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	34.05	January	47.70	January	56.48	January	71.88	January	101.84	January	78.46
February	31.70	February	47.30	February	57.86	February	79.00	February	116.49	February	70.10
March	30.23	March	47.44	March	56.83	March	86.65	March	116.48
April	34.97	April	46.24	April	53.04	April	84.96	April	123.67
May	36.64	May	44.76	May	59.93	May	78.05	May	119.69
June	37.07	June	47.55	June	64.99	June	78.00	June	114.54
July	40.22	July	47.62	July	70.24	July	66.97	July	95.72
August	41.41	August	47.67	August	71.85	August	78.61	August	90.01
September	39.91	September	50.95	September	74.21	September	78.25	September	89.15
October	44.31	October	49.78	October	65.00	October	81.48	October	85.51
November	44.47	November	51.85	November	66.70	November	88.72	November	88.80
December	47.57	December	54.61	December	67.75	December	89.87	December	79.09

WEYERHAEUSER COMPANY

Weyerhaeuser Company is principally engaged in the growing and harvesting of timber, the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities. Weyerhaeuser operates through six business segments: Timber; Wood Products; Cellulose Fiber and White Papers; Containerboard, Packaging and Recycling; Real Estate and Related Assets; and Corporate and Other.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price
January	48.05	January	61.46	January	62.40	January	69.76	January	75.00	January	67.72
February	49.85	February	65.25	February	66.93	February	68.29	February	85.87	February	61.20
March	47.83	March	65.50	March	68.50	March	72.43	March	74.74
April	49.59	April	59.20	April	68.61	April	70.47	April	79.22
May	50.38	May	60.48	May	64.15	May	63.96	May	81.96
June	54.00	June	63.12	June	63.65	June	62.25	June	78.93
July	56.29	July	62.00	July	68.98	July	58.66	July	71.24
August	59.50	August	62.51	August	65.02	August	62.00	August	68.17
September	58.45	September	66.48	September	68.75	September	61.53	September	72.30
October	60.23	October	62.64	October	63.34	October	63.59	October	75.91
November	57.00	November	66.00	November	66.31	November	64.68	November	73.18
December	64.00	December	67.22	December	66.34	December	70.65	December	73.74